Exhibit 6.2

Irrevocable Proxy and Power of Attorney (“POA”)

I,____________________________________________________the undersigned (“Investor”), in consideration of, and as a condition of, my investment in Goa Therapeutics Corporation, a Delaware corporation (“GOA”), hereby irrevocably appoint Andrew Altschuler (“Andy”), CEO and Director of GOA, or any person who may be designated by Andy, as the Investor’s proxy, with full power of attorney and full power of substitution (the “Proxy”), to vote for the Investor and on the Investor’s behalf, all of the Securities, at all shareholder meetings of GOA and other votes of GOA’s shareholders with respect to any matter, including, without limitation, election of directors, issuances of securities, the public offering of GOA’s Securities, acquisition of GOA (by merger, sale of assets or Securities or otherwise) or change in control in GOA, or any other action which requires the consent of the shareholders of GOA, and the Investor hereby irrevocably appoints the Proxy to sign any actions by written consent of GOA’s shareholders taken on behalf of all of the Securities owned by the Investor to effect the above, all - in a manner the Proxy shall deem appropriate, at his sole and absolute discretion, on all matters with respect to all meetings or written resolutions of or by the shareholders of GOA (or of any class or series of shareholders), on behalf of all of the securities of GOA that are or will be issued to the Investor.

Further, the Investor hereby irrevocably appoints the Proxy with respect to any matter whatsoever related to executing any agreements, contracts, consents, waivers and approvals relating to any transaction with respect to which the Investor, as a shareholder of GOA, may be requested to execute such documents, to execute and sign any such documents, in accordance with the decision, resolution, consent or action of the holders of the majority in interest of Securities of GOA, and the Investor hereby makes, constitutes and appoints the Proxy as the Investor’s true and lawful attorney, to act in the Investor’s name, place and stead, and for the Investor’s use and benefit, to sign, execute, certify, acknowledge, deliver, swear to, file or record in all necessary or appropriate places such agreements, instruments or documents as may be necessary or advisable hereunder or under the laws of any applicable jurisdiction.

To the extent that any waiver or the like consent shall be required from the shareholders of GOA with respect to the convening of any shareholders meetings, minimum notice of meetings and votes, and the like procedural aspects of shareholders meetings or votes, the Proxy shall be authorized to sign any waiver or the like consent as he deems fit.

The Investor specifically agrees and instructs GOA to transfer any and all materials, reports and other information with respect to GOA and/or its activities to which the Investor may be entitled as a shareholder of GOA, to the Proxy, to the full exclusion of the Investor, and, without derogating from the generality of the aforesaid, the Investor specifically states and confirms to the Proxy that the Proxy need not pass on any such materials, reports and other information to the Investor.

The term “Securities” means any of GOA’s stock, securities or share capital owned, legally or beneficially, by the Investor on the date hereof or hereafter acquired, whether by additional purchase from GOA or from any other shareholder of GOA, or by way of exercise, conversion, termination or exchange of any options, debentures, Safe, or other convertible documents of GOA.

The Investor hereby ratifies and confirms all that the Proxy may do by virtue of this POA and in accordance herewith. The Proxy shall not have nor incur any liability whatsoever by reason of any act or omission of the Proxy, in accordance with this POA, whether based upon mistake of fact or law, error of judgment, negligence or otherwise.

The Investor agrees and undertakes that in addition to all other legal or equitable remedies available, injunctive relief and specific performance may be utilized in the event of the breach or threatened breach of this POA by the Investor.

In the event any one or more of the provisions of this POA is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this POA would prospectively invalidate POA, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this POA, there shall be substituted for the invalid provision a substitute provision that shall as nearly as possible achieve the intent of the invalid provision, and the remaining provisions of this Safe will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

The Investor agrees that this POA (i) shall survive the Investor’s death, adjudication of incompetence, merger, bankruptcy, dissolution, or the like; (ii) is binding upon the transferees, successors and assignees (by operation of law or otherwise, whether for value or without value) of the Securities; (iii) supersedes and replaces any prior oral or written proxies or amendments thereto which may have been executed by the Investor with respect to GOA’s securities; and (iv) is for the benefit of GOA and may be enforced by GOA and its assigns.

For the avoidance of doubt, nothing is this POA shall grant the Proxy with any right, title or interest in, to or under the Securities.

This POA may be terminated by Andy, in Andy’s sole discretion, at any time, for any reason or for no reason, with written notice by Andy to investor.

This POA is governed by, and interpreted in accordance with, the laws of the State of Delaware without regard to its conflicts of laws and principles, and the competent courts in Delaware shall have sole and exclusive jurisdiction over any matters pertaining hereto.

By signing below, Investor hereby confirms, represents, and warrants to GOA and Andy that this POA has been duly authorized, executed and delivered, and is binding and enforceable in accordance with its terms.

Signature:

Name: